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                                                                    Exhibit 4.15

                                 HOLDER JOINDER

     By execution of this Holder Joinder, the undersigned agrees to become a party to that certain Registration Rights Agreement, dated as of November 9, 2000 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Registration Rights Agreement"), between Spanish Broadcasting System, Inc. and the other persons from time to time party thereto. The undersigned shall have all the rights, and shall observe all of the obligations, applicable to a Holder (as defined in the Registration Rights Agreement).

Name: The Liberman Irrevocable Trust


Address for Notices:                          with copies to:
18737 Hatteras Street, #51                            N/A
Tarzana, California 91356
Telephone: 818-343-1186
Fax: 818-343-4567
                                              Signature:/s/ Jason J. Liberman
                                                            Trustee
Date: 2/26/01